SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   023477-20-1
                                 (CUSIP Number)

                                  June 13, 2003
             (Date of Event Which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:


                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



-------------------------                              -------------------------
   CUSIP No. 023477-20-1           SCHEDULE 13G               Page 1 of 2 Pages
-------------------------                              -------------------------

--------- ----------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Dodge Jones Foundation
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)    |_|
                                                                      (b)    |_|
          Not Applicable
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
------------------------- ------- ----------------------------------------------
       NUMBER OF          5.      SOLE VOTING POWER

         SHARES                   226,358
                          ------- ----------------------------------------------
      BENEFICIALLY        6.      SHARED VOTING POWER

        OWNED BY                  NONE
                          ------- ----------------------------------------------
          EACH            7.      SOLE DISPOSITIVE POWER

       REPORTING                  226,358
                          ------- ----------------------------------------------
      PERSON WITH         8.      SHARED DISPOSITIVE POWER

                                  NONE
------------------------- ------- ----------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          226,358
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.49%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          OO
--------- ----------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 13, 2003



/s/  Eric Boyt
 -----------------------------------

Eric Boyt, as Attorney-in-fact for
Dodge Jones Foundation